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                                                                    EXHIBIT 8.1

                                October __, 1996


Access Health, Inc.
11020 White Rock Road
Rancho Cordova, California 95670

Ladies and Gentlemen:

     This opinion is being delivered to you pursuant to Section 6.1(d) of the Agreement and Plan of Reorganization dated as of September 3, 1996 (the "Reorganization Agreement"), by and among Access Health, Inc., a Delaware corporation ("Parent"), Access Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Informed Access Systems, Inc., a Delaware corporation (the "Company"). Pursuant to the terms of the Reorganization Agreement, Merger Sub will merge with and into the Company (the "Merger"), and the Company will become a wholly-owned subsidiary of Parent.

     Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as legal counsel to Parent in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Merger) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

     1.  The Reorganization Agreement (including Exhibits);

     2. Representations made to us by Parent and Merger Sub in an Officer's Certificate reproduced as Exhibit A hereto;

     3. Representations made to us by the Company in an Officer's Certificate reproduced as Exhibit B hereto;

     4. "Affiliate Agreements" delivered by certain shareholders of the Company;

     5. The proxy statement/prospectus of Parent and the consent solicitation statement of the Company (the "Registration Statement"); and
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Access Health, Inc.
October __, 1996
Page 2

     7. Such other instruments and documents related to the formation, organization and operation of Parent, the Company and Merger Sub or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

     2. The Merger will be consummated pursuant to the Reorganization Agreement and will be effective under the laws of the state of Delaware;

     3. Any statement made in any of the documents referred to herein,"to the best of the knowledge" of any person or party is correct without such qualification;

     4. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations;

     5. The opinion of counsel, received by the Company from Cooley Godward LLP in satisfaction of Section 6.1(d) of the Reorganization Agreement has been delivered and has not been withdrawn; and

     6. The shareholders of the Company do not, and will not on or before the Effective Time, have an existing plan or intent to dispose of an amount of Parent stock to be received in the Merger (or to dispose of Company capital stock in anticipation of the Merger) such that the shareholders of the Company will not receive and retain a meaningful continuing equity ownership in Parent that is sufficient to satisfy the continuity of interest requirement as specified in Treasury Regulation Section 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

     (a) For federal income tax purposes, the Merger will qualify as a "reorganization" as defined in Section 368(a) of the Code; and

     (b) The discussion entitled "Certain Federal Income Tax Considerations" in the Registration Statement under the heading "Approval of the Merger and Related Transactions"
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Access Health, Inc.
October __, 1996
Page 3

insofar as it relates to statements of law or legal conclusions is correct in all material respects.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of such Reorganization Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion has been delivered to you for the purpose of being included as an exhibit to the Registration Statement and satisfying the conditions set forth in Section 6.1(d) of the Reorganization Agreement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Considerations."


                                        Very truly yours,

                                        WILSON, SONSINI, GOODRICH & ROSATI
                                        Professional Corporation